Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Experts” in this Registration Statement on Form F-10 and related Prospectus of Titan Mining Corporation (the “Company”) and to the incorporation by reference therein of our report dated March 19, 2025 with respect to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, included in its Registration Statement on Form 40-F filed with the Securities and Exchange Commission on November 13, 2025 and amended on November 18, 2025.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

January 7, 2026